UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

May 19, 2010
Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Bellevue Way, Suite 400, Bellevue, WA, USA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May19, 2010, Brazil Gold Corp., a Nevada corporation (the “Company”), entered into an Acquisition Agreement (the “Acquisition Agreement”) with Rusheen Handels AG, a Swiss corporation (“Rusheen”), whereby the Company will acquire all of Rusheen’s ownership units in Amazonia Capital e Participacoes Ltda., a Brazilian corporation (“Amazonia”), which represents 99% of all of the issued and outstanding share capital of Amazonia. The Company will acquire all of Rusheen’s ownership units in Amazonia in exchange for 44 million shares of the Company’s common stock.  Amazonia has previously granted a 2.5% net smelter return royalty (“Royalty”) to Rusheen relating to its mineral claims as described below, which will remain in place following the closing of the Acquisition Agreement. As a condition to closing the Acquisition Agreement, the Company has cancelled 44 million restricted shares and returned them to treasury. Upon closing of the Acquisition Agreement, the Company will have 80,000,000 shares issued and outstanding.

Amazonia is the registered owner of 102 claims covering approximately 860,000 hectares of mineral rights located in the three states of Amazonas, Mato Grosso and Rondonia in the prolific Tapajos Greenstone Belt in the Amazon Basin of Brazil.  The primary mineral target is gold, however copper, nickel, iron ore, manganese and cassiterite (tin) are also found in the area.  Most properties are near existing roads and rivers, which have access to international ports, and small mining and farming communities with access to fuel, energy and manpower – all conditions suitable for low-cost bulk tonnage mining.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1.           Acquisition Agreement dated May 19, 2010, entered into by and between the Company and Rusheen Handels AG, a Swiss corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: May 20, 2010

BRAZIL GOLD CORP.

By:/s/ Dr. Thomas Sawyer
Name: Dr. Thomas Sawyer
Title:   Chief Executive Officer